Exhibit 10.1
Execution Version

INVESTMENT AGREEMENT
dated as of December 17, 2008
between
FLAGSTAR BANCORP, INC.
and
MP THRIFT INVESTMENTS L.P.

TABLE OF CONTENTS

ARTICLE I

PURCHASE; CLOSING

1.1 Purchase	2
1.2 Closing	3

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Disclosure	6
2.2 Representations and Warranties of the Company	7
2.3 Representations and Warranties of Purchaser	24

ARTICLE III

COVENANTS

3.1 Filings; Other Actions	27
3.2 Access, Information and Confidentiality	29
3.3 Conduct of the Business	30
3.4 Acquisition Proposals	34

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Governance Matters	37
4.2 Legend	39
4.3 Reservation for Issuance	40
4.4 Certain Transactions	40
4.5 Indemnity	40
4.6 Exchange Listing	43
4.7 Registration Rights	43
4.8 Certificate of Designations	55

ARTICLE V

TERMINATION

5.1 Termination	55
5.2 Effects of Termination	57
5.3 Fees	57

i

ARTICLE VI

MISCELLANEOUS

6.1 Survival	58
6.2 Expenses	58
6.3 Amendment; Waiver	58
6.4 Counterparts and Facsimile	59
6.5 Governing Law	59
6.6 Waiver of Jury Trial	59
6.7 Notices	59
6.8 Entire Agreement, Etc	60
6.9 Interpretation; Other Definitions	60
6.10 Captions	61
6.11 Severability	61
6.12 No Third Party Beneficiaries	61
6.13 Time of Essence	62
6.14 Certain Adjustments	62
6.15 Public Announcements	62
6.16 Specific Performance	62

INDEX OF DEFINED TERMS

Term	Location of Definition
Acquisition Proposal	3.4(b)
Affiliate	6.9(a)
Agency	2.2(w)(2)(A)
Agreement	Preamble
Alternative Acquisition Agreement	3.4(c)(2)
Applicant	2.2(f)
Authorizations	2.2(a)(1)
Bank	1.2(c)(2)(D)
Bank Charter	2.2(a)(2)
beneficial owner	6.9(g)
beneficially own	6.9(g)
Benefit Plan	2.2(s)
Board Observers	4.1(a)
Board of Directors	1.2(G)
Board Representative	4.1(a)
Burdensome Condition	1.2(c)(2)(F)
business day	6.9(e)
Capitalization Date	2.2(b)
CERCLA	2.2(q)
Certificate of Incorporation	Recitals
Change of Recommendation	3.4(c)(2)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(g)
Company Preferred Stock	2.2(b)
Company Recommendation	3.1(b)
Company Reports	2.2(h)(1)
Company Significant Agreement	2.2(m)
Company 10-K	2.1(c)(2)(A)
control/controlled by/under common control with	6.9(a)
Converted Common Shares	Recitals
Convertible Preferred Stock	Recitals
Covered Persons	4.9
DIF	2.2(a)(2)
Disclosure Schedule	2.1(a)
ERISA	2.2(s)(1)
Exchange Act	2.2(h)(1)
Expense Reimbursement	6.2
FDIC	2.2(a)(2)

Term	Location of Definition
GAAP	2.1(b)
Governance Committee	4.1(a)
Governmental Entity	1.2(c)(1)(A)
herein/hereof/hereunder	6.9(d)
HOLA	2.2(a)(1)
Holder	4.7(l)(1)
Holders’ Counsel	4.7(l)(2)
including/includes/included/include	6.9(c)
Indemnified Party	4.5(c)
Indemnifying Party	4.5(c)
Indemnitee	4.7(g)(1)
Information	3.2(b)
Insurer	2.2(w)(2)(C)
Interim Financials	2.2(g)
Investment Company Act	2.2(ee)
Investor Warrants	Recitals
Investor Amendments	Recitals
knowledge of the Company	6.9(h)
Liens	2.2(d)(2)
Loan Investor	2.2(w)(2)(B)
Losses	4.5(a)
Management Equity	3.1(b)
Management Purchased Shares	Recitals
Management Purchasers	Recitals
material	2.1(b)
Material Adverse Effect	2.1(b)
MatlinPatterson	Recitals
May Purchase Agreement	Recitals
Michigan Secretary	Recitals
NYSE	1.2(c)(1)(D)
NYSE Approval	1.2(c)(1)(C)
Operating Plan	3.3(c)
Option Shares	Recitals
or	6.9(b)
OTS	2.2(f)
Outside Date	5.1(b)
Pending Underwritten Offering	4.7(m)
person	6.9(f)
Piggyback Registration	4.7(a)(4)
Pre-Closing Period	3.3(a)
Preferred Stock Certificate of Designations	Recitals
Previously Disclosed	2.1(c)
Proprietary Rights	2.2(z)
Purchase Price	1.2(b)(2)
Purchased Shares	Recitals

Term	Location of Definition
Purchaser	Preamble
Qualifying Ownership Interest	3.2(a)
Register, registered and shelf registration	4.7(l)(3)
Registrable Securities	4.7(l)(4)
Registration Demand	4.7(a)(2)
Registration Expenses	4.7(l)(5)
Regulatory Agreement	2.2(u)
Representatives	3.4
Required Approvals	2.2(f)
Rule 144	4.7(l)(6)
Rule 144A	4.7(l)(6)
Rule 159A	4.7(l)(6)
Rule 405	4.7(l)(6)
Rule 415	4.7(l)(6)
Scheduled Black-out Period	4.7(l)(7)
SEC	2.1(c)(2)(A)
Securities	Recitals
Securities Act	Recitals
Selling Expenses	4.7(l)(8)
Shelf Registration Statement	4.7(a)(2)
SLHC Parties	2.2(f)
Special Registration	4.7(j)
Stockholder Proposals	3.1(b)
Subsidiary	2.2(a)(1)
Superior Proposal	3.4(b)
TARP Approval	Recitals
TARP Documents	Recitals
TARP Preferred Stock	Recitals
TARP Securities	Recitals
TARP Transaction	Recitals
TARP Warrant	Recitals
TARP Warrant Shares	Recitals
Tax/Taxes	2.2(j)
Tax Return	2.2(j)
Termination Fee	5.3(c)
Threshold Amount	4.5(e)
Treasury	Recitals
Voting Debt	2.2(b)

v

LIST OF SCHEDULES AND EXHIBITS

Schedule A	List of Management Members for Recital D
Schedule B	List of Subsidiaries
Schedule C	[Reserved]
Schedule D	List of Management Purchasers
Schedule E	Terms of Management Equity
Schedule F	List of Applicants

Exhibit A	Preferred Stock Certificate of Designations

     INVESTMENT AGREEMENT, dated as of December 17, 2008 (this “Agreement”), between Flagstar Bancorp, Inc., a corporation organized under the laws of the State of Michigan (the “Company”) and MP Thrift Investments L.P. a Delaware limited partnership (“Purchaser”).
RECITALS:
A. Purchaser. Purchaser is formed as an “alternative investment vehicle” for the purpose of making the investment described herein with capital intended to be contributed (subject to the terms and conditions of this Agreement) by investors in MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners Cayman III L.P. The parties acknowledge and agree that the investment is being made by Purchaser in accordance with the “silo” structure set forth in Schedule 2.2(f) of the Purchaser Disclosure Schedule and neither MatlinPatterson Global Advisers LLC or its Affiliates (“MatlinPatterson”), MatlinPatterson Global Opportunities Partners III L.P., MatlinPatterson Global Opportunities Partners Cayman III L.P., nor any other fund or entity sponsored or advised by MatlinPatterson shall have any obligations hereunder;
B. The Investment. The Company intends to issue and sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company 250,000 shares of a series of mandatory convertible participating voting preferred stock, $0.01 par value per share, of the Company, having the terms set forth in Exhibit A (the “Convertible Preferred Stock”), in each case on the terms and conditions described herein. Each share of Convertible Preferred Stock will be sold to Purchaser at a purchase price of $1,000 per share and shall be convertible into common stock, par value $0.01 per share, of the Company (the “Common Stock”) at the liquidation preference divided by $0.80;
C. TARP Transaction. The Company submitted an application for participation in the TARP Capital Purchase Program. If such application is approved by the United States Department of the Treasury (“Treasury”), the Company intends to issue and sell to Treasury in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), (i) shares of fixed rate cumulative perpetual preferred stock (the “TARP Preferred Stock”) and (ii) a warrant (the “TARP Warrant”) to purchase a specified number of shares of Common Stock (the “TARP Warrant Shares” and together with the TARP Preferred Stock and the TARP Warrant, collectively, the “TARP Securities”; the issuance and sale of the TARP Securities are the “TARP Transaction”; the approval of the TARP Transaction granted by Treasury is the “TARP Approval” and the definitive documents entered into in connection therewith are the “TARP Documents”);
D. Management Agreement. In connection with the TARP Transaction, members of management of the Company listed on Schedule A hereto have agreed, if and to the extent required, to amend their respective employment agreements and executive compensation arrangements to comply with the requirements of participation in the TARP Capital Purchase Program;
E. Certificate of Incorporation Amendment. The Company intends to amend its Amended and Restated Articles of Incorporation (the “Certificate of Incorporation”) and its bylaws, in form and substance reasonably satisfactory to Purchaser, to give effect to the transactions, including the Stockholder Proposals and the governance matters described in Article IV hereof, contemplated by this Agreement;
F. Investor Amendments. Certain of the several investors who purchased securities pursuant to the Purchase Agreement, dated May 14, 2008, between the Company and the purchasers named therein (the “May Purchase Agreement”) have, in connection with the TARP Transaction, agreed to accept in full satisfaction of any and all obligations under Section 8 of the May Purchase Agreement, warrants (the “Investor Warrants”) to purchase Common Stock (the “Investor Amendments”);
G. Management Purchase. In connection with the investment by Purchaser, the Company shall issue and sell to the persons listed in Schedule D hereto (the “Management Purchasers”) shares of Common Stock (the “Management Purchased Shares”) for an aggregate purchase price of not less than $4 million and not more than $5 million at a price per Management Purchased Share of $0.80 per share, provided, however, that if the Company does not have sufficient shares of Common Stock available for issuance prior to the Certificate of Incorporation amendment, then the Management Purchasers shall instead purchase an equivalent number shares of Convertible Preferred Stock on an as converted basis as would have been purchased if sufficient shares of Common stock were available for issuance; and
H. The Securities. The term “Purchased Shares” refers to the Convertible Preferred Stock to be purchased pursuant to the terms of Section 1.2(b)(1) of this Agreement. The term “Securities” refers collectively to (1)  the Convertible Preferred Stock and the shares of Common Stock into which the Convertible Preferred Stock is convertible in accordance with the terms thereof and of this Agreement (the “Converted Common Shares”), (2) the Management Equity (including the shares of Common Stock to be issued upon exercise of options, the “Option Shares”), (3) the Investor Warrants (including shares of Common Stock to be issued upon exercise thereof), (4) the TARP Securities and the shares of Common Stock issuable upon the exercise of the TARP Warrant and (5) the Management Purchased Shares. When issued and purchased in accordance with the terms of this Agreement, the Convertible Preferred Stock will be evidenced by a share certificate incorporating the terms set forth in a certificate of designations for the Convertible Preferred Stock substantially in the form attached as Exhibit A (the “Preferred Stock Certificate of Designations”) made a part of the Certificate of Incorporation by the filing of the Preferred Stock Certificate of Designations with the Michigan Department of Labor and Economic Growth (the “Michigan Secretary”).
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
     1.1 Purchase. On the terms and subject to the conditions set forth herein, Purchaser will purchase from the Company, and the Company will sell to Purchaser a number of Purchased Shares determined in accordance with Section 1.2(b)(1).

     1.2 Closing.
     (a) Subject to the satisfaction or waiver of the conditions to the Closing set forth in this Agreement, the closing of the purchase of the Purchased Shares referred to in Section 1.1 by Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on December 31, 2008, provided that if such conditions have not been so satisfied or waived on such date, the Closing shall occur on the third business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Sullivan & Cromwell LLP located at 125 Broad Street, New York, New York 10004 or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
     (b) Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing:
     (1) the Company will deliver to Purchaser (A) the Expense Reimbursement in accordance with Section 6.2 hereof and (B) 250,000 shares of Convertible Preferred Stock; and
     (2) Purchaser will deliver $250,000,000 (the “Purchase Price”) to the Company.
     (c) Closing Conditions. (1)  The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Closing of the following conditions:
     (A) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting, or, subject to the receipt of approval of the Stockholder Proposals, converting any Purchased Shares in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking to effect any of the foregoing;
     (B) the Company shall have received proceeds of the sale of the TARP Securities of not less than $250,000,000 prior to the Closing Date;
     (C) the Company shall have received the approval of the NYSE to issue the Convertible Preferred Stock and to convert the Convertible Preferred Stock into Common Stock without the approval of the Company’s stockholders in reliance on Section 312.05 of the NYSE

Listed Company Manual (the “NYSE Approval”), and such NYSE Approval shall be in full force and effect; and
     (D) the Converted Common Shares shall have been authorized for listing on the New York Stock Exchange (“NYSE”) or such other market on which the Common Stock is then listed or quoted, subject to stockholder approval, if necessary, and official notice of issuance.
     (2) The obligation of Purchaser to purchase the Purchased Shares at Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:
     (A) The Company shall have performed in all material respects all obligations required to be performed by it at or prior to Closing;
     (B) All representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date);
     (C) Purchaser shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(A) and (B) have been satisfied;
     (D) Since the date of this Agreement, (i) no fact, event, change, condition, development or circumstance shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (as defined herein) with respect to the Company, (ii) there shall have been no decrease greater than or equal to 7.5% in core deposits (i.e., money market, demand, checking, savings and transactional accounts for retail customers) of the Company as of September 30, 2008 and (iii) there shall have been no material legislative change or change in regulatory interpretation affecting the tax consequences of the Purchase to Flagstar Bank, FSB (the “Bank”) under existing Notice 2008-83, or any other material change to any rules under Section 382 that affect the application of Section 382 to unrealized built-in losses of Flagstar Bank, FSB (the “Bank”) and any Affiliate (if relevant) that exist on or after the Closing Date;
     (E) As of the Closing Date, the Bank’s authorized line of credit under the Advances, Pledge and Security Agreement, dated as of August 6, 1996, among the Bank, Flagstar Capital Markets Corporation and the Federal Home Loan Bank of Indianapolis shall not have decreased by more than 5% from the date of this Agreement, such that such line of credit is less than $6.65 billion;
     (F) Any Required Approvals (as defined herein) required to consummate the transactions contemplated by this Agreement shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, however, that (1) no such Required Approval shall impose any restraint or condition that would reasonably be expected to impair in any material respect the benefits to Purchaser of the transactions contemplated by this Agreement and (2) no such Required Approval shall contemplate the registration of MatlinPatterson or any fund sponsored or advised by it, or any of its Affiliates (other than Purchaser or those companies identified as possible Applicants in Schedule F) as a savings and loan company or subsidiary thereof, or impose any activities or other restrictions, require a modification of governance, fee arrangements and carried interests with respect to, or impose any capital or other requirements on MatlinPatterson or any person (other than Purchaser or those companies identified as possible Applicants in Schedule F), including with respect to any person any agreement or requirement to maintain or contribute to capital of the Company or the Bank) (each, a “Burdensome Condition”) and, provided, further that, notwithstanding any other provision of this Agreement, the imposition of a Burdensome Condition in connection with any Required Approval shall constitute a denial of such Required Approval and such Required Approval shall be deemed not received for all purposes in this Agreement, including Section 5.1(d);
     (G) The board of directors of the Company (the “Board of Directors”) shall have adopted a board resolution nominating the Board Representatives and appointing the Board Representatives effective as of Closing, as contemplated in Section 4.1;
     (H) The Company shall have received proceeds of the sale of the Management Purchased Shares of not less than $4 million on or prior to the Closing Date; and
     (I) At the Closing, taking into account payment for the Purchased Shares, Management Purchased Shares and the TARP Securities, the Bank’s Tier I leverage ratio shall be no lower than a minimum of 7% and the Bank’s total risk-based capital ratio shall be a minimum of 12%.
     (3) The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of the following additional conditions:

     (A) Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing;
     (B) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date); and
     (C) the Company shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and (B) have been satisfied.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Disclosure. (a) On or prior to the date hereof, the Company delivered to Purchaser and Purchaser delivered to the Company a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.
     (b) As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, properties, prospects or results of operations or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect (including changes in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, changes in U.S. generally accepted accounting principals (“GAAP”) or changes in general economic, monetary or financial conditions) that, individually or in the aggregate, (1) is material and adverse to the business, assets, properties, prospects, results of operations or condition (financial or otherwise) of the Company and Subsidiaries taken as a whole, or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing.
     (c) “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed by it with the Securities and Exchange Commission (“SEC”) on March 13, 2008 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on April 29, 2008, (C) its Quarterly Reports filed on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 or (D) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2008 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).
     2.2 Representations and Warranties of the Company. The Company represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that:
     (a) Organization and Authority. (1) The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company is a savings and loan holding company under the Home Owners’ Loan Act of 1933, as amended (“HOLA”). The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (i) in which the nature of the activities conducted by the Company requires such qualification and (ii) in which the Company owns or leases real property other than such failures that would not have any material impact on the Company. The Amended and Restated Articles of Incorporation of the Company comply in all material respects with applicable law. A complete and correct copy of the Amended and Restated Articles of Incorporation and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser. The Company’s subsidiaries (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Schedule B to this Agreement.
     (2) The Bank is a Subsidiary of the Company and is a federally chartered stock savings bank duly organized, validly existing and in good standing under HOLA. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (the “FDIC”), and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened. The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in the manner Previously Disclosed. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (i) in which the nature of the activities conducted by the Bank requires such qualification and (ii) in which the Bank owns or leases real property other than such failures that would not have any material impact on the Company. The Federal Stock Savings Bank Charter (“Bank Charter”) of the Bank complies in all material respects with applicable law. A complete and correct copy of the Bank Charter, as amended and as currently in effect, has been delivered or made available to Purchaser.
     (3) Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business as Previously Disclosed. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (i) in which the nature of the activities conducted by such Subsidiary requires such qualification and (ii) in which such Subsidiary owns or leases real property other than such failures that would not have any material impact on the Company. The articles or certificate of incorporation or certificate of trust of each Subsidiary comply in all material respects with applicable law. A complete and correct copy of the articles or certificate of incorporation or certificate of trust of each Subsidiary, as amended and as currently in effect, has been delivered or made available to Purchaser.
     (b) Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, $0.01 par value per share, of the Company (the “Company Preferred Stock”). As of the close of business on December 15, 2008 (the “Capitalization Date”), there were 83,626,726 shares of Common Stock outstanding and zero shares of Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with (A) this Agreement and the transactions contemplated hereby, (B) the TARP Securities, (C) the Management Equity, (D) the Investor Warrants, (E) the Management Purchased Shares and (F) as set forth in Company Disclosure Schedule 2.2(b), the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of the Convertible Preferred Stock, the TARP Securities, the Management Equity, the Investor Warrants, the Management Purchased Shares, the Flagstar Bancorp, Inc. 1997 Employees and Directors Stock Option Plan, as amended, the Flagstar Bancorp, Inc. 2000 Stock Incentive Plan, as amended, and the 2006 Equity Incentive Plan in respect of which an aggregate of 521,537 shares of Common Stock have been reserved for issuance, no shares of Common Stock or

Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).
     (c) Subsidiaries. With respect to each of the Subsidiaries, (i) all the issued and outstanding shares of such Subsidiary’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of such Subsidiary’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations.
     (d) Authorization. (1) The Company has the full legal right, corporate power and authority to enter into this Agreement and the Preferred Stock Certificate of Designations and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject, in the case of the authorization of the Converted Common Shares, to receipt of the approval by the Company’s stockholders of the Stockholder Proposals. Assuming the receipt of the NYSE Approval, no vote of stockholders will be needed for the issuance of the Convertible Preferred Stock or the ability of Purchaser to exercise the voting rights contained therein, except for the approval described in Section 3.1(b)(A) to issue the Converted Common Shares. The only vote of the stockholders of the Company required in connection with (i) the conversion of the Convertible Preferred Stock into Common Stock and the amendments to the Company’s equity compensation plan to effect the Management Equity issuance for purposes of Section 312.03 of the NYSE Listed Company Manual is a majority of the votes cast on such proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal (after taking into account any securities not entitled to vote pursuant to the rules of the NYSE), (ii) the amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full issuance of the Securities and the amendment of the Certificate of Incorporation and bylaws to implement the governance matters contemplated in Section 4.1 hereof, is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock. To the Company’s knowledge, all shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Stockholder Proposals shall be eligible to vote on such proposals.
     (2) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including, without limitation, the conversion provisions of the Convertible Preferred Stock), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the material properties or assets of the Company or any Subsidiary under any of the terms, conditions or provisions of (i) subject in the case of the authorization and issuance of the Converted Common Shares to receipt of the approval by the Company’s stockholders of the Stockholder Proposals, its Certificate of Incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or by which it may be bound, or to which the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(f), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Subsidiary or any of their respective properties or assets.
     (e) Accountants. Virchow, Krause & Company, LLP, who has expressed its opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, are registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.
     (f) Consents. Schedule 2.2(f) of the Company Disclosure Schedule lists all governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”), including the approval of the persons listed on Schedule 2.2(f) of the Purchaser Disclosure Schedule (the “SLHC Parties”) as savings and loan holding companies and an application to the Office of Thrift Supervision (“OTS”) by the persons listed in Schedule F hereto (such listed persons, including the SLHC Parties, the “Applicants”) and the written determination by each of the FDIC and the OTS that neither MatlinPatterson nor any fund sponsored or advised by it or their Affiliates (other than the Applicants) will control the Company or the Bank or be an “institution affiliated party” (as defined in 12 USC Section 1813(u)) with respect thereto in connection with the structure outlined in Schedule 2.2(f) of the Purchaser Disclosure Schedule. Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement; no person other than each of the Applicants is required to obtain any Required Approval or other consent or approval from any Governmental Entity in connection with the transactions contemplated by this Agreement and no person other than each of the SLHC Parties is required to be registered as a savings and loan holding company in order to consummate the transactions contemplated by this Agreement.
     (g) Financial Statements. Each of the consolidated balance sheets of the Company and the Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the SEC prior to the date of this Agreement, and the unaudited consolidated balance sheets of the Company and the Subsidiaries as of November 30, 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for the period ending November 30, 2008, together with the notes thereto and in the form Previously Disclosed to Purchaser (the “Interim Financials”) (1) have been prepared from, and are in accordance with, the books and records of the Company and the Subsidiaries in all material respects, (2) other than the Interim Financials, complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the periods stated therein subject, in the case of any unaudited financial statements, to period end adjustments.
     (h) Reports. (1) Since December 31, 2005, the Company and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
     (2) The records, systems, controls, data and information of the Company and the Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Subsidiaries or their accountants (including all means of access thereto and therefrom). The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Bank, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2007 and until the date of this Agreement, (A) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.
     (i) Properties and Leases. The Company and the Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them (other than any assets the Company has repossessed), in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted. The Company and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect.
     (j) Taxes. Except as set forth in Schedule 2.2(j) of the Company Disclosure Schedule, (1) each of the Company and the Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Each of the Company and the Subsidiaries have paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company or any of the Subsidiaries which deficiencies have not since been resolved; and (3) there are no Liens for Taxes upon the assets of either the Company or the Subsidiaries except for statutory Liens for current Taxes not yet due. None of the Company or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable. None of the Company or any Subsidiary has engaged in any transaction that is the same as or substantially similar to a “reportable transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4. Neither the Company nor any of the Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the Company nor any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax. The Company and each of the Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Taxing Authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9. No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries, as the case may be, does not file Tax Returns that the Company or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     (k) Absence of Certain Changes. Since December 31, 2007 until the date hereof and except as Previously Disclosed, (1) the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) neither the Company nor the Bank has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (4) the Company has not had and no fact, event, change, condition, development or circumstance has occurred that would reasonably be expected to have a Material Adverse Effect with respect to the Company, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default)

exists on the part of either the Company or the Bank or, to their knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or the Bank is a party and which is, individually or in the aggregate, material to the condition (financial or otherwise) of the Company and the Bank, taken as a whole. Such agreements are in full force and effect, and no other party to any such agreement has instituted or, to the knowledge of the Company or the Bank, threatened any action or proceeding wherein the Company or the Bank is or would be alleged to be in default thereunder, under circumstances where such action or proceeding, if determined adversely to the Company or the Bank, would have or be reasonably likely to have a Material Adverse Effect.
     (l) No Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any material liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (i) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2007 and September 30, 2008 and current liabilities that have arisen since the respective dates thereof in the ordinary and usual course of business and consistent with past practice and (ii) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have a material impact on the Company.
     (m) Commitments and Contracts. (i) The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of, each of the following to which the Company or any Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):
     (1) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;
     (2) any contract or agreement which limits the freedom of the Company or any of the Subsidiaries to compete in any material line of business;
     (3) any material contract or agreement with a labor union or guild (including any collective bargaining agreement);
     (4) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Subsidiaries;
     (5) any indenture, deed of trust, loan agreement or other financing agreement or instrument; and

     (6) any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of the Subsidiaries.
(ii) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company or any Subsidiary and is binding on the Company and the Subsidiaries, as applicable, and in full force and effect; (iii) the Company and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iv) as of the date hereof, to the Company’s knowledge, neither the Company nor any of the Subsidiaries has received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.
     (n) Offering of Purchased Shares. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company) under circumstances which would require the integration of such offering with the offering of any of the Purchased Shares to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, which might subject the offering, issuance or sale of any of the Purchased Shares to Purchaser pursuant to this Agreement to the registration requirements of the Securities Act.
     (o) Status of Purchased Shares. The Purchased Shares (upon filing of the Preferred Stock Certificate of Designations with the Michigan Secretary) to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action, subject to the approval of the Stockholder Proposals. When issued, delivered and sold against receipt of the consideration therefore as provided in this Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable, will not be issued in violation of or subject to preemptive rights of any other stockholder of the Company and, provided that the TARP Transaction is consummated, will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company is a party. The voting rights of the Holders of the Purchased Shares will be enforceable in accordance with the terms of this Agreement and with the terms of the Certificate of Designations. No stockholder of the Company has any right (which will not have been waived or will not have expired by reason of lapse of time following notification of the Company’s intention to file the Shelf Registration Statement (as defined herein)) to require the Company to register the sale of any capital stock owned by such stockholder under the Shelf Registration Statement.
     (p) Litigation and Other Proceedings. There is no pending or, to the knowledge of the Company, threatened material claim, action, suit, investigation or proceeding, against the Company or any Subsidiary or to which any of their assets are subject, nor is the Company or any Subsidiary subject to any order, judgment or decree.

There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Subsidiaries.
     (q) Compliance with Laws. The Company and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Subsidiary. The Company and each Subsidiary has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Subsidiary. The Company and its Subsidiaries have, and at the Closing Date will have complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company on the consummation of the transactions contemplated by this Agreement. In addition, and irrespective of such compliance, neither the Company nor any of its Subsidiaries is subject to any liability for environmental remediation or clean-up, including any liability or class of liability of the lessee under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, as amended, which liability would or might have a material impact on the consummation of the transactions contemplated by this Agreement.
     (r) Labor. Employees of the Company and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s knowledge threatened against or involving the Company or any Subsidiary. The Company and each Subsidiary believe that their relations with their employees are good. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.
     (s) Company Benefit Plans.
     (1) (A) With respect to each Benefit Plan, the Company and the Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy sponsored or maintained by the Company and the Subsidiaries.
     (2) Except for liabilities fully reserved for or identified in the Financial Statements, no claim has been made, or to the knowledge of the Company threatened, against the Company or any of the Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.
     (3) No Benefit Plans are subject to Title IV or described in Section 3(37) of ERISA, and neither the Company nor its Subsidiaries has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. The Company has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.
     (4) (A) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Subsidiary from the Company or any Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any Subsidiary to amend, merge, terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.
     (5) The Company and the Subsidiaries will be in compliance as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, including all guidance issued thereunder by a Governmental Entity.
     (t) Risk Management Instruments. All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Subsidiaries, enforceable in accordance with its terms. Neither the Company or the Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
     (u) Agreements with Regulatory Agencies. Except as set forth in Schedule 2.2(u) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Subsidiary been advised since December 31, 2006 and until the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Neither the Company nor any Subsidiary is a party or subject to any Regulatory Agreement.

     (v) Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Subsidiary, any liability or obligation of the Company or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including CERCLA, pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary or any property in which the Company or any Subsidiary has taken a security interest the result of which has had or would reasonably be expected to have a material impact on the Company; to the Company’s knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.
     (w) Mortgage Banking Business.
     (1) Other than as set forth in Schedule 2.2(w)(i) of the Company Disclosure Schedule, the Company and each Subsidiary has in all material respects complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Subsidiary satisfied in all material respects, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
     (2) Other than as set forth in Schedule 2.2(w)(2) of the Company Disclosure Schedule, no Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Subsidiary has violated or has not complied in all material respects with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Subsidiary or (C) indicated in writing to the Company or any Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Subsidiary’s compliance with laws.
For purposes of this Section 2.2(w):
     (A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;
     (B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Subsidiary or a security backed by or representing an interest in any such mortgage loan; and
     (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
     (x) Insurance. The Company maintains insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business, all of which insurance is in full force and effect.
     (y) Reinsurance. There are no provisions in any first lien residential mortgage insurance policy or any other insurance policy, certificate of insurance or other contingent obligation, or any derivative or hedging instrument, or any commitment to issue any of the foregoing, under which Flagstar Bank, FSB or any of its affiliates is a beneficiary or owed obligations, that require as a condition to payment or other performance of the obligor hereunder that (i) Flagstar Reinsurance Company not be insolvent or subject to any rehabilitation, liquidation, conservatorship or similar proceeding, (ii) Flagstar Reinsurance Company be in compliance with, or not in default under, any or all of its obligations under any reinsurance or other agreement, or (iii) any reinsurance or other agreement to which Flagstar Reinsurance Company is a party to be in full force and effect.
     (z) Intellectual Property. The Company and its Subsidiaries own or possess all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in or necessary for the conduct of the business of the Company as now conducted and as proposed to be conducted as Previously Disclosed, except where the failure to own such Proprietary Rights would not have any material impact on the Company. The Company and its Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company or any Subsidiary is a party and, to the Company’s knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s knowledge, threatened against the Company or any Subsidiary contesting the right of the Company or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Company or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
     (aa) Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of the Michigan Business Corporation Act, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to this Agreement or to any of the transactions contemplated hereby.
     (bb) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without imposition of a Burdensome Condition.
     (cc) Brokers and Finders. Except as set forth in Schedule 2.2(cc) of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
     (dd) Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.
     (ee) Investment Company. The Company is not and, after giving effect to the offering and sale of the Purchased Shares and the application of the proceeds thereof, will not be an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, as such term is defined in the Investment Company Act of 1940 (the “Investment Company Act”), as amended, and the rules and regulations of the SEC promulgated thereunder.
     (ff) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) that are required to be paid in connection with the sale and transfer of the Purchased Shares to be sold to the Purchaser hereunder will have been, fully paid or provided for by the Company and all laws imposing such taxes will have been fully complied with.
     (gg) Related Party Transactions. No transaction has occurred between or among the Company, on the one hand, and its Affiliates, officers or directors on the other hand, that is required to have been described under applicable securities laws in its Exchange Act filings and is not so described in such filings.
     (hh) Listing. Except as Previously Disclosed, (i) the Company is in compliance with the requirements of the NYSE for continued listing of the Common Stock thereon and (ii) the Company has taken no action designed to, or, to its knowledge, likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NYSE, nor has the Company received any notification that the SEC or the NYSE is contemplating terminating such registration or listing. The transactions contemplated by this Agreement will not contravene the rules and regulations of the NYSE. The Company will comply with all requirements of the NYSE with respect to the issuance of the Converted Common Shares and shall cause the Common Stock and Converted Common Shares to be listed on the NYSE.

     (ii) Foreign Corrupt Practices. Neither the Company, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     (jj) U.S. Real Property Holding Corporation Status. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended.
     (kk) Shell Company Status. The Company is not, nor has ever been, an issuer of the type described in Rule 144(i)(l) under the Securities Act.
     (ll) Solvency. The Company and each of its Subsidiaries does and will after giving effect to the to the transactions contemplated hereby to occur at the Closing and the issuance and sale of the Securities (a) own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including known contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its existing debts as they become absolute and matured considering the financing alternatives reasonably available to it and (b) not have capital that will be unreasonably small in relation to its business as presently conducted or any contemplated. The Company has no knowledge of any facts or circumstances which lead it to believe that it or any of its Subsidiaries will be required to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction, and has no present intent to so file.
     2.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:
     (a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.
     (b) Authorization. (1) Purchaser has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by

Purchaser’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.
     (3) Assuming the Company’s representation contained in Section 2.2(f) is true and correct and other than the securities or blue sky laws of the various states or as set forth in Schedule 2.3(c)(3) of the Purchaser Disclosure Schedule, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement.
     (c) Purchase for Investment. Purchaser acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Purchaser (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the

Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).
     (d) Financial Capability. At Closing, Purchaser will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement; Purchaser has available to it commitments for the full Purchase Price to be funded by persons advised by MatlinPatterson. As of the date hereof, neither MatlinPatterson Global Opportunities Partners III L.P. nor MatlinPatterson Global Opportunities Partners Cayman III L.P. is the subject of any pending withdrawals or redemption requests that it does not have the financial ability to fulfill, nor do either MatlinPatterson Global Opportunities Partners III L.P. or MatlinPatterson Global Opportunities Partners Cayman III L.P. have any knowledge of any pending withdrawal or redemption requests that it will not have the financial ability to fulfill.
     (e) Purchaser’s Operations. Purchaser has not conducted any business other than that (x) incidental to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement the transactions contemplated hereby.
     (f) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).
     (g) Knowledge as to Conditions. As of the date of this Agreement, the Purchaser has not been advised by any Governmental Entity that any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition.
     (h) Ownership. As of the date of this Agreement, Purchaser is not the owner of record or the beneficial owner of shares of Common Stock or securities convertible into or exchangeable for Common Stock.
     (i) Investment Company Status. The Purchaser is not an “investment company” nor controlled by an “investment company” as such term is defined in the Investment Company Act and the rules and regulations of the SEC promulgated thereunder.

ARTICLE III
COVENANTS
     3.1 Filings; Other Actions.
     (a) Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including, without limitation, the Required Approvals, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, Purchaser will use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by Purchaser to help Purchaser promptly obtain or submit, as the case may be, as promptly as practicable, (i) the approvals and authorizations of, filings, applications and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HOLA (it being understood and agreed that such application shall reflect and seek approval for the “silo” structure previously disclosed to the Company (and set forth in the Purchaser’s Disclosure Schedule) and that no person other than Purchaser and the other Applicants listed on Schedule F (nor any investors in any fund sponsored or advised by MatlinPatterson, including investors in MatlinPatterson Global Opportunities Partners III L.P. or MatlinPatterson Global Opportunities Partners Cayman III L.P.) shall be required to file or become parties to any such filing or registration, or in any way become subject to HOLA or restrictions or requirements thereunder), and, as applicable, any such approvals and authorizations, filings, applications and registrations shall include information and documentation to implement the securities trading platform as described at Schedule 3.1(a) of the Purchaser Disclosure Schedule and otherwise shall be consistent with the silo structure referred to above and (ii) a written determination, in form and substance reasonably satisfactory to the relevant Applicant and notified to Purchaser, of each of the FDIC and the OTS that neither MatlinPatterson nor any fund sponsored or advised by it or its Affiliates (other than the Applicants) will control the Company or the Bank or be an “institution affiliated party” (as defined in 12 USC Section 1813(u)) with respect thereto. Purchaser and the Company will have the right to review in advance, and to the extent practicable, each will consult with the other in each case, subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this

Section 3.1(a). Purchaser shall promptly furnish the Company, and the Company shall promptly furnish Purchaser, to the extent permitted by applicable law, with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
     (b) Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a special meeting of its stockholders, as promptly as practicable following the Closing but in any event no later than the next annual stockholder meeting, to vote on proposals (collectively, the “Stockholder Proposals”) to (A) amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit issuance of all of the Securities and (B) amend the Certificate of Incorporation and bylaws to opt out of Article 7B of the Michigan Business Corporation Act and to implement the governance matters contemplated in Section 4.1 hereof and (C) to amend the Company’s equity compensation plans as necessary to implement an equity incentive program (the “Management Equity”) as described at Schedule E hereto. The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders vote in favor of the Stockholder Proposals (subject to any legally required abstentions) (such recommendation, the “Company Recommendation”) and the Purchaser shall vote (to the extent it is entitled to vote) in favor of the Stockholder Proposals, provided that, Purchaser’s obligation to vote in favor of the Stockholder Proposal described in clause (C) above shall be conditioned upon the prior approval by the stockholders of the Stockholder Proposals described in clauses (A) and (B) above. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such stockholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. In the event that the approval of any of the

Stockholder Proposals is not obtained at such special stockholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of and the Purchaser shall vote in favor of) each such proposal at a meeting of its stockholders no less than once in each subsequent six-month period beginning on March 1, 2009 until all such approvals are obtained or made.
     (c) Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such stockholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.
     (d) Unless this Agreement has been terminated pursuant to Section 5.1, Purchaser hereby agrees that at any meeting of the stockholders of the Company held to vote on any Stockholder Proposals contemplated herein and not previously approved by the Company’s stockholders, however called, Purchaser shall vote, or cause to be voted, all of the Purchased Shares owned by Purchaser and its Affiliates in favor of such Stockholder Proposals; provided, further that, Purchaser’s obligation to vote in favor of the Stockholder Proposal described in clause (C) of Section 3.1(b) above shall be conditioned upon the prior approval by the stockholders of the Stockholder Proposals described in clauses (A) and (B) of Section 3.1(b) above.
     3.2 Access, Information and Confidentiality.
     (a) From the date hereof until the date when the Securities purchased pursuant to this Agreement and held by Purchaser represent less than 5% of the outstanding Common Stock (counting as shares owned by Purchaser all Converted Common Shares and assuming that to the extent Purchaser shall purchase any additional shares of Common Stock, any later sales of Common Stock by Purchaser shall be deemed to be shares other than Securities to the extent of such additional purchases) (the “Qualifying Ownership Interest”), the Company will permit Purchaser to visit and inspect, at Purchaser’s expense, the properties of the Company and the Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent Purchaser provides assurances reasonably acceptable to the Company that such information shall not be used by Purchaser or its Affiliates to compete with the Company and Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply). In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, Purchaser and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.
     (b) Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party, its representatives or any Board Observer pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and as permitted by Section 4.1(f).
     3.3 Conduct of the Business.
     (a) The Company agrees that, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), except as Previously Disclosed in the comparable subsection of the Disclosure Schedule with regard to the Company, without the prior written consent of Purchaser, it will not, and will cause each of the Subsidiaries not to:
     (1) Ordinary Course. Fail to use commercially reasonable efforts to carry on its business in the ordinary and usual course of business and consistent with past practice or fail to use reasonable best efforts to maintain and preserve its and such Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and to preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it.
     (2) Operations. Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management,

and other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Entity.
     (3) Capital Expenditures. Make any capital expenditures in excess of $500,000 individually or $2,500,000 in the aggregate, other than as required pursuant to commitments already entered into.
     (4) Material Contracts. Terminate, enter into, amend, modify (including by way of interpretation) or renew any material contract, other than in the ordinary course of business and consistent with past practice, or terminate, amend or modify (including by way of interpretation) any Investor Waiver.
     (5) Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional options or other rights, grants or awards with respect to the Common Stock, except the TARP Securities, the Management Purchased Shares, the Investor Warrants and any shares of Common Stock issued pursuant to the exercise of outstanding stock options or vesting of restricted stock.
     (6) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) dividends on trust preferred securities issued by any Subsidiary) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock.
     (7) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and the Subsidiaries, taken as a whole.
     (8) Extensions of Credit and Interest Rate Instruments. Make, renew or amend (except in the ordinary and usual course of business and consistent with past practice where there has been no material change in the relationship with the borrower or in an attempt to mitigate loss with respect to the borrower) any extension of credit in excess of $2,000,000, or enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of the Subsidiaries, except in the ordinary and usual course of business and consistent with past practice.

     (9) Acquisitions. Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.
     (10) Constituent Documents. Amend its Certificate of Incorporation or bylaws or similar organizational documents of its Subsidiaries.
     (11) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Entity.
     (12) Tax Matters. Make, change or revoke any Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a refund of Taxes.
     (13) Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary and usual course of business and consistent with past practice in an amount or for consideration not in excess of $500,000 and that would not (A) impose any material restriction on the business of it or the Subsidiaries and, after the Closing, Purchaser or its Subsidiaries or (B) create precedent for claims that are reasonably likely to be material to it or its subsidiaries and, after the Closing, Purchaser or its subsidiaries.
     (14) Compensation. Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable law, or (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (C) annual or merit-based salary or wage increases or increases in benefits, in both cases to employees who are not executive officers or directors of the Company, undertaken in the ordinary and usual course of business and consistent with past practice and in any event not to exceed three percent (3%) of such employees’ annual salaries in the aggregate, or (D) pursuant to the TARP Transaction.
     (15) Benefit Arrangements. Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant, amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (A) as required by applicable law and (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (C) pursuant to the TARP Transaction.
     (16) Intellectual Property. (i) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Company and its Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (ii) fail to exercise a right of renewal or extension under any material agreement under which the Company or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses).
     (17) Communication. Make any written or oral communications to the officers or employees of the Company or any of the Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Purchaser with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent human resources personnel of the Company from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.
     (18) Adverse Actions. Notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Section 1.2(c) not being satisfied, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable law or this Agreement.
     (19) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Notwithstanding the foregoing, nothing in this Section 3.3(a) shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity.

     (b) If applicable, in the event the Company takes any action that would require any antidilution adjustment to be made under the Preferred Stock Certificate of Designations as if issued on the date of this Agreement, the Company shall make appropriate adjustments such that Purchaser will receive the benefit of such transaction as if the Securities to be purchased by Purchaser at the Closing had been outstanding as of the date of such action.
     (c) As soon as practicable after the date of this Agreement, the Company shall develop an operating plan (the “Operating Plan”) and use its best efforts to cause such plan, in form and substance reasonably satisfactory to Purchaser (such approval not to be unreasonably withheld), to be approved by the Board of Directors as soon as reasonably practicable thereafter; provided that, such approval by the Board of Directors shall occur no later than the Closing. The Board of Directors may make such changes or modifications to the Operating Plan that, in the exercise of its fiduciary duties upon advice of counsel, it determines are necessary or in the best interests of the Company, provided that, no change or modification shall be made without providing Purchaser with a reasonable opportunity for consultation prior to any such change or modification.
     (d) The Company shall cooperate with the Purchaser and use its reasonable best efforts to take, or cause to be taken, all appropriate action to implement the securities trading platform contemplated in Schedule 3.1(a) of the Purchaser Disclosure Schedule and from the date hereof and through the closing of any such transactions contemplated thereby, shall comply with the terms and obligations set forth in such Section 3.1(a) (provided that no such transaction shall be required to be implemented prior to Closing).
     3.4 Acquisition Proposals.
     (a) No Solicitation or Negotiation. The Company agrees that, except for the TARP Transaction or as expressly permitted by this Section 3.4, neither it nor any of the Subsidiaries nor any of the officers and directors of it or the Subsidiaries shall, and that it shall use its best efforts to instruct and cause its and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:
     (1) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
     (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or
     (3) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, the Company may (A) provide information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the confidentiality agreement entered into by the Company and Purchaser on November 18, 2008 and promptly discloses (and, if applicable, provides copies of) any such information to Purchaser to the extent not previously provided to Purchaser; (B) engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with Section 3.4(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law, (y) in each such case referred to in clause (A) or (B) above, the Board of Directors has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.
     (b) Definitions: For purposes of this Agreement:
     “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company or any of the Subsidiaries and (ii) any acquisition by any person resulting in, or proposal or offer, which, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power of any class of equity securities of the Company or those of any of the Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement, including, but not limited to, the TARP Transaction.
     “Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any person becoming the beneficial owner, directly or indirectly, more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Board of Directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 3.4(c) of this Agreement pursuant to Section 3.4(c) and the time likely to be required to consummate such Acquisition Proposal).
     (c) No Change in Recommendation or Alternative Acquisition Agreement. The Board of Directors and each committee of the Board of Directors shall not:
     (1) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Purchaser; or
     (2) except as expressly permitted by, and after compliance with, Section 5.1(g) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 3.4(a) entered into in compliance with Section 3.4(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.
     Notwithstanding anything to the contrary set forth in this Agreement, prior to the earlier of the time, but not after, the Closing or the date the Stockholder Proposals are approved, the Board of Directors may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or knowingly facilitated in breach of this Agreement, if the Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary in order for such directors to comply with the directors’ fiduciary duties under applicable law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least three business days following Purchaser’s receipt of notice from the Company advising that management of the Company currently intends to recommend to the Board of Directors that it take such action and the basis therefor, including all necessary information under Section 3.4(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Board of Directors shall take into account any changes to the terms of this Agreement proposed by Purchaser and any other information provided by Purchaser in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 3.4(c), including with respect to the notice period referred to in this Section 3.4(c).
     (d) Certain Permitted Disclosure. Nothing contained in this Section 3.4 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Purchaser shall have the right to terminate this Agreement as set forth in Section 5.1(h).

     (e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.4. The Company also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of the Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of the Subsidiaries.
     (f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Governance Matters. (a) At and following the Closing, the Company will cause such number of persons nominated by Purchaser as will represent the Purchaser’s pro rata share of the total number of members of the Board of Directors (each a “Board Representative” and collectively, the “Board Representatives”) to be elected and appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Company’s Nominating and Board of Directors Governance Committee (“Governance Committee”) (such approval not to be unreasonably withheld or delayed). For purposes of this Section 4.1, “pro rata share” shall mean that fraction where the numerator is all shares of Common Stock beneficially owned by Purchaser, assuming full conversion of the Convertible Preferred Stock and assuming sufficient Common Stock is authorized under the Certificate of Incorporation to allow such conversion and the denominator is the total number of issued shares of Common Stock (other than treasury shares) plus the number of shares of Common Stock into which the Convertible Preferred Stock may be converted. After such appointment, so long as Purchaser holds at least 10% of the voting power in the Company (including for this purpose votes in respect of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock acquired pursuant to this Agreement) acquired by Purchaser in connection with the transactions contemplated by this Agreement (as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization), the Company will be required to recommend to its stockholders the election of the Board Representatives at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld or delayed), to the Board of Directors. Purchaser shall also be entitled to appoint two observers to the Board of Directors (the “Board Observers”), which Board Observers are reasonably acceptable to the Board of Directors. The Board Observers shall be entitled to participate fully in all meetings of the Board of Directors, but shall not have the authority to vote thereat. If Purchaser no longer holds the minimum percentage of voting power specified in the prior sentence, Purchaser will have no further rights under Sections 4.1(a) through 4.1(c) and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representatives to resign from the Board of Directors and the Board Observers to resign as promptly as possible thereafter. At the option of the Board Representatives, the Board of Directors shall cause the Board Representatives to be appointed to the Governance Committee of the Board of Directors (or any successor committee thereto), so long as the Board Representatives qualify to serve on such Governance Committee under the applicable rules of the NYSE or any other nationally recognized securities exchange on which the Common Stock may be listed and the Company’s corporate governance guidelines and the charter of such Governance Committee.
     (b) The Board Representatives (including any successor nominee) duly selected in accordance with Section 4.1(a) shall, subject to applicable law, be the Company’s and the Governance Committee’s nominees to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representatives elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors. If applicable law or the NYSE rules and regulations prevent any Board Representative from serving on a committee, the Purchaser shall be entitled to appoint a Board Observer to such committee, so long as any such Board Observer meets any applicable independence rules of the NYSE.
     (c) Subject to Section 4.1(a), Purchaser shall have the power to designate each Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld or delayed). The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).
     (d) The Board Representatives shall be entitled to the same compensation and same indemnification and insurance coverage in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representatives of all regular and special meetings of the Board of Directors and shall notify the Board Representatives of all regular and special meetings of any committee of the Board of Directors of which each Board Representative is a member. The Company shall provide the Board Representatives with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.
     (e)    Promptly following the execution of this Agreement, the Company will take all steps necessary to amend (including recommending and submitting for stockholder approval in accordance with Section 3.1(a)) its organizational documents (including, without limitation, the Certificate of Incorporation, its bylaws, its corporate governance guidelines and the charters of relevant committees of the Board of Directors) in form and substance reasonably satisfactory to Purchaser, to effectuate, to the extent required, the purpose and intent of, and the matters contemplated by, this Section 4.1 (including, without limitation, removal of classified Board of Directors provisions).
     (f) For so long as Purchaser holds the Securities purchased pursuant to this Agreement, the Company shall provide or permit the Board Observer to provide to Purchaser any Information provided to the Board of Directors, including any materials presented at any ordinary or special meeting of the Board of Directors or any committee thereof, and Purchaser agrees to hold, and will cause its respective Affiliates and its and their directors, officers, employees, agents, consultants and advisors and any prospective participant in a sale or disposition of the Purchased Shares to hold, such Information in strict confidence for three years from the receipt of such Information, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange and except to the extent that such Information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished). In addition, Purchaser agrees not to release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and any prospective participant in a sale or disposition of the Purchased Shares.
     4.2 Legend. (a) Purchaser agrees that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:
     (1) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT

WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF DECEMBER 17, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.
     (b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement.
     4.3 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Securities without regard to any limitation on such conversion; provided that in the case of the Convertible Preferred Stock, solely to the extent the Company is unable to reserve such number of shares under its charter the Company will reserve such sufficient number of shares of Common Stock following the approval of the Stockholder Proposals pursuant to Section 3.1(b).
     4.4 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the issuer constituent corporation, successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.
     4.5 Indemnity. (a) Following the Closing, the Company agrees to indemnify and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls Purchaser within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (in each case calculated to take into account Purchaser’s ownership interest in the Company as of the relevant payment date – i.e., increased to take into account Purchaser’s ownership interest in the capital of the Company as of such date) (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of Purchaser, but not including the transactions contemplated hereby); and the Company agrees to indemnify and hold harmless the Purchaser from and against any Losses with respect to Taxes of the Company for taxable periods or portions thereof ending on or prior to the Closing Date.
     (b) Following the Closing, Purchaser agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their officers, directors, partners, members and employees, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of Purchaser’s representations or warranties in this Agreement or (2) Purchaser’s breach of agreements or covenants made by Purchaser in this Agreement.
     (c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.5 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
     (d) For purposes of the indemnity contained in Section 4.5(a)(1) and Section 4.5(b)(1), all qualifications and limitations set forth in the parties’ representations and warranties (other than Section 2.2(j)(3)) as to “materiality” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement; provided that no inaccuracy in or breach of the representations and warranties contained in Section 2.2(v) shall be deemed to occur if such representations and warranties are true and correct in all material respects.
     (e) The Company shall not be required to indemnify the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser pursuant to Section 4.5(a)(1) unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 4.5(a)(1) exceed $1,500,000 (the “Threshold Amount”), in which event the Company shall indemnify the Indemnified Parties pursuant to Section 4.5(a)(1) the full amount of such Losses (not merely the portion of such Losses exceeding the Threshold Amount). Purchaser shall not be required to indemnify the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) the Company pursuant to Section 4.5(b)(1) unless and until the aggregate amount of all Losses incurred with respect to all claims pursuant to Section 4.5(b)(1) exceed the Threshold Amount, in which event Purchaser shall indemnify the Company pursuant to Section 4.5(b)(1) the full amount of such Losses (not merely the portion of such Losses exceeding the Threshold Amount). The cumulative indemnification obligation of (1) the Company to Purchaser and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) Purchaser or (2) Purchaser to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) the Company, in each case for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price. Notwithstanding the foregoing, the indemnification by the Company of the Purchaser for Losses with respect to Taxes shall not be subject to the limitations of this Section 4.5(e).
     (f) Any claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.5 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved. Any claim for indemnification pursuant to this Section 4.5 for Losses with respect to Taxes can only be brought on or before the thirtieth (30) day following the expiration of the applicable statute of limitations.
     (g) The indemnity provided for in this Section 4.5 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.
     (h) No investigation of the Company by Purchaser, or by the Company of Purchaser, whether prior to or after the date hereof, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.
     (i) Any indemnification payments pursuant to this Section 4.5 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.
     4.6 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock reserved for issuance upon the conversion of the Convertible Preferred Stock to be approved for listing on the NYSE or such other nationally recognized securities exchange on which the Common Stock may be listed, subject to official notice of issuance and upon receipt of the approval by the Company’s stockholders of the Stockholder Proposals, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NYSE.
     4.7 Registration Rights.
          (a) Registration.
     (1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that no later than the date that is six months after the Closing Date, the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering all Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). So long as the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

     (2) Any registration pursuant to this Section 4.7(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If Purchaser or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering (a “Registration Demand”) it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.7(c), provided that Purchaser and any other Holder will be entitled to initiate no more than three such Registration Demands, and the Company will not be obligated to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed $50,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.
     (3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) pursuant to this Section 4.7(a): (i) with respect to securities that are not Registrable Securities; (ii) during any Scheduled Black-out Period or (iii) if the Company has notified Purchaser that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its securityholders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 90 days after receipt of the request of Purchaser; provided that such right to delay a registration shall be exercised by the Company (A) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights and (B) not more than twice in any 12-month period and not more than 90 days in the aggregate in any 12-month period.
     (4) Whenever the Company proposes to register any of its securities, other than a registration pursuant to Section 4.7(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Purchaser and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.7(a)(4) prior to the effectiveness of such registration, whether or not

Purchaser or any other Holders have elected to include Registrable Securities in such registration.
     (5) If the registration referred to in Section 4.7(a)(4) is proposed to be underwritten, the Company will so advise Purchaser and all other Holders as a part of the written notice given pursuant to Section 4.7(a)(4). In such event, the right of Purchaser and all other Holders to registration pursuant to this Section 4.7(a) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and Purchaser.
     (6) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority subject to any conflicting terms of the TARP Documents: (i) first, the securities the Company proposes to sell, (ii) second, Registrable Securities of Purchaser and all other Holders who have requested registration of Registrable Securities pursuant to Section 4.7(a)(4), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.
     (b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.
     (c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Registration Statement, the Company shall, as expeditiously as reasonably practicable:

     (1) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to Section 4.7(c), keep such registration statement effective or such prospectus supplement current.
     (2) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
     (3) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
     (4) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
     (5) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
     (6) Give written notice to the Holders:
     (A) when any registration statement filed pursuant to Section 4.7(a) or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;
     (B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

     (C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
     (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
     (E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and
     (F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.7(c)(10) cease to be true and correct.
     (7) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.7(c)(6)(C) at the earliest practicable time.
     (8) Upon the occurrence of any event contemplated by Section 4.7(c)(5) or 4.7(c)(6)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with Section 4.7(c)(6)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then the Holders and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in such Holder’s or underwriter’s possession. The total number of days that any such suspension may be in effect in any 12-month period shall not exceed 90 days.
     (9) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

     (10) Enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its Subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company in which an affiliate of the Company acts as an underwriter.
     (11) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Registration Statement.

     (12) Cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than Convertible Preferred Stock) to be listed on the NYSE or the NASDAQ Stock Market, as determined by the Company.
     (13) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.
     (14) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
     (d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, Purchaser and each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-Out Period or until Purchaser and/or Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 12-month period shall not exceed 90 days.
     (e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.
     (f) Furnishing Information.
     (1) Neither Purchaser nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

     (2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.7(c) that Purchaser and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.
     (g) Indemnification.
     (1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including, without limitation, reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf, such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.
     (2) If the indemnification provided for in Section 4.7(g)(1) is unavailable to an Indemnitee with respect to any losses, claims, damages, actions, liabilities, costs or expenses referred to therein or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages, actions, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, actions, liabilities, costs or expenses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.7(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 4.7(g)(2). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.
     (h) Assignment of Registration Rights. The rights of Purchaser to registration of Registrable Securities pursuant to Section 4.7(a) may be assigned by Purchaser to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $50,000,000 in Registrable Securities and (ii) such Transfer is permitted under the terms hereof; provided, however, the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.
     (i) “Market Stand-Off” Agreement; Agreement to Furnish Information. Purchaser and each Holder hereby agrees:
     (1) that Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company held by Purchaser (other than those included in the registration) for a period specified by the representatives of the underwriters of the common equity or equity-related securities not to exceed ten days prior and 90 days following the effective date of any firm commitment underwritten registered sale of common equity securities of the Company or any securities convertible into or exchangeable or exercisable for any common equity securities of the Company by the Company for the Company’s own account in which the Company gave Purchaser an opportunity to participate in accordance with Sections 4.7(a)(4) through 4.7(a)(6); provided that all executive officers and directors of the Company enter into similar agreements and only if such persons remain subject thereto (and are not released from such agreement) for such period; provided that nothing herein will prevent Purchaser from making any distribution of Registrable Securities to the partners or stockholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.7(i);
     (2) to execute and deliver such other agreements as may be reasonably requested by the Company or the representatives of the underwriters which are consistent with the foregoing obligation in Section 4.7(i)(1) or which are necessary to give further effect thereto; and
     (3) if requested by the Company or the representative of the underwriters of Common Stock (or other securities of the Company), Purchaser shall provide, within ten days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act in which Purchaser participates;
provided, that clauses (1) and (2) of this Section 4.7(i) shall not apply to Purchaser or any Holder that, together with its affiliates, is the beneficial owner of less than 5% of the outstanding Common Stock.
     (j) With respect to any underwritten offering of Registrable Securities by Purchaser or other Holders pursuant to this Section 4.7, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 90 days following the effective date of such offering, if requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.
     (k) Rule 144; Rule 144A. With a view to making available to Purchaser and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
     (1) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

     (2) (A) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act and (B) if at any time the Company is not required to file such reports, make available, upon request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) under the Securities Act);
     (3) so long as Purchaser or a Holder owns any Registrable Securities, furnish to Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as Purchaser or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and
     (4) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.
     (l) As used in this Section 4.7, the following terms shall have the following respective meanings:
     (1) “Holder” means Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.7(h) hereof.
     (2) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.
     (3) “Register,” “registered,” and “Shelf Registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Shelf Registration Statement.
     (4) “Registrable Securities” means the Purchased Shares (and any shares of capital stock or other equity interests issued or issuable to any Holder with respect to such Purchased Shares (including the Converted Common Shares) by way of stock dividends or stock splits or in connection with a combination of shares, recapitalization, merger or other reorganization), provided that, once issued, such Securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at any one time.
     (5) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.7, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.
     (6) “Rule 144”, “Rule 144A”, “Rule 159A”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
     (7) “Scheduled Black-out Period” means the period from and including the last day of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter, provided that the trading window applicable to the Company’s senior management under the Company’s trading policies then in effect is not open any time during such period.
     (8) “Selling Expenses” mean all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).
     (m) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights set forth in this Section 4.7 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless (i) be obligated under Section 4.7(i)(1) with respect to any Pending Underwritten Offering to the same extent that such Holder would have been obligated if the holder had not withdrawn and (ii) be entitled to participate under Sections 4.7(a)(4)–(6) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 4.7(f) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 4.7(m), (i) any registered sale described in Section 4.7(i)(1) that has an effective date prior to the date of such Holder’s forfeiture, and (ii) any other underwritten offering of Registrable Securities (including an underwritten offering pursuant to a Shelf Registration Statement) in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 4.7(a)(2) or 4.7(a)(4) prior to the date of such Holder’s forfeiture.
     4.8 Certificate of Designations. The Company shall file the Preferred Stock Certificate of Designations for the Convertible Preferred Stock in the form attached to this Agreement as Exhibit A with the Michigan Secretary, and such Preferred Stock Certificate of Designations shall be in full force and effect as of the Closing Date.
     4.9 Indemnification. Neither Article XI nor Article XII of the Certificate of Incorporation shall be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any individuals covered thereby (the “Covered Persons”). From and after the Closing Date, any determination to be made pursuant to Article XI of the Certificate of Incorporation by the Board of Directors with respect to the advancement of expenses shall be made without the participation of any Board Representative. If the Board of Directors makes a determination that the facts then known to the Board of Directors would not preclude indemnification under the Michigan Business Corporation Act, and the Covered Person has complied with the requirements of clauses (a) and (b) of the second sentence of Article XI of the Certificate of Incorporation, then the Company shall be required to advance such expenses to such Covered Person to the fullest extent permitted by the Michigan Business Corporations Act. The provisions of this Section 4.9 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each Covered Person and his or her heirs and representatives.
ARTICLE V
TERMINATION
     5.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by mutual written agreement of the Company and Purchaser;
     (b) by the Company or Purchaser, upon written notice to the other party, in the event that the Closing Date does not occur on or before February 16, 2009 or such later date, if any, as Purchaser and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to the Outside Date;
     (c) by the Company or Purchaser, upon written notice to the other party, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

     (d) by Purchaser, if Purchaser or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Required Approval or receives written notice from such Governmental Entity that it will not grant such Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition, provided that, prior to terminating this Agreement, Purchaser shall have used its reasonable best efforts to obtain such Required Approval without the imposition of such Burdensome Condition;
     (e) by the Company, if the Company is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(3)(A) or (B) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser;
     (f) by Purchaser, if the Purchaser is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 1.2(c)(2)(A) or (B) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company;
     (g) by the Company, at any time following the date of this Agreement and prior to the Closing Date, if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an agreement with respect to a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Purchaser does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 5.3. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth business day after it has provided the notice to Purchaser required thereby, (y) to notify Purchaser promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three business day period, to negotiate in good faith with Purchaser with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Purchaser in response to such proposed Superior Proposal, if any;

     (h) by Purchaser if the Board of Directors shall have made a Change of Recommendation or the Company shall have breached the covenant contained in Section 3.4 hereof; or
     (i) by Purchaser (1) if the TARP Approval is not obtained on reasonably satisfactory terms by January 19, 2009 or (2) if the OTS Required Approvals (as defined in Schedule 2.2(f) of the Company Disclosure Schedule), on reasonably satisfactory terms, are not received on or before January 30, 2009.
     5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, subject to Section 5.3, this Agreement (other than Section 3.2(b) and Articles V and VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.
     5.3 Fees.
     (a) Subject to Section 5.3(b), if this Agreement is terminated by Purchaser pursuant to any of the subsections of Section 5.1 (other than Section 5.1(i)), the Company shall pay to Purchaser the Expense Reimbursement (not to exceed $5 million) pursuant to Sections 5.3(c) and 6.2.
     (b) In lieu of any Expense Reimbursement payable pursuant to (a) above, (1) if this Agreement is terminated pursuant to Section 5.1(f) if the Company breached Section 3.4, or pursuant to Section 5.1 (g) or (h), the Company shall pay to Purchaser a Termination Fee in accordance with Section 5.3(c) and (2) if an Acquisition Proposal is made to the Company, any Subsidiary, or its stockholders generally, or becomes public and thereafter this Agreement is terminated pursuant to Section 5.1(b), (f), (g), (h) or (i) and within 12 months after such termination the Company enters into a definitive agreement to effect, or consummates, an Acquisition Proposal, the Company shall pay to Purchaser a Termination Fee in accordance with Section 5.3(c).
     (c) “Termination Fee” means an amount in cash equal to 3.99% of the Purchase Price. Any Termination Fee or Expense Reimbursement payable pursuant to this Section 5.3 shall be paid by wire transfer of immediately available funds to the account or accounts designated by Purchaser (i) in the case of Section 5.3(a) or 5.3(b)(1), contemporaneously with the termination of this Agreement, (ii) in the case of Section 5.3(b)(2), no later than two business days after the day on which the obligation to pay such Termination Fee or Expense Reimbursement arises. To the extent not paid when due, any Termination Fee shall accrue interest at a rate equal to 18%. In the event the Termination Fee is paid when due, the Company shall have no obligation to pay any Expense Reimbursement.
     (d) Each of the Company and Purchaser acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. In the event that a party shall fail to pay the Termination Fee when due, the party obligated to pay such Termination Fee shall reimburse the party receiving the

Termination Fee for all reasonable expenses actually incurred or accrued by such other party (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3. The parties hereto agree and understand that in no event shall any party be required to pay a Termination Fee on more than one occasion, and in no event shall the aggregate fees payable by any such party pursuant to Section 5.3 exceed the maximum amount of the Termination Fee.
ARTICLE VI
MISCELLANEOUS
     6.1 Survival. Each of the representations and warranties set forth in this Agreement, shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.5 provided that (i) the representations and warranties contained in Section 2.2(a) (Organization and Authority), Section 2.2(d) (Authorization), Section 2.2(b) (Capitalization), Section 2.2(c) (Subsidiaries) each of which shall survive the Closing until the date that is three years from the Closing Date, and (ii) the representations and warranties contained in Section 2.2(j) (Taxes) which shall survive the Closing until 60 days after the expiration of the applicable statute of limitations. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.
     6.2 Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that the Company shall bear and upon Purchaser’s request in the manner specified below, reimburse Purchaser for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) (the “Expense Reimbursement”); provided that, if payable at any time other than in connection with a termination pursuant to Section 5.1, such Expense Reimbursement shall not exceed $10 million.
     6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Michigan law are applicable). The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
          (a) If to Purchaser to it at:
MP Thrift Investments L.P.
520 Madison Avenue
New York, New York 10022
Attn: Robert H. Weiss, General Counsel
Telephone: 212-651-9525
Fax: 212-651-4014
with a copy to (which copy alone shall not constitute notice):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attn: Mitchell S. Eitel
           George Sampas

Telephone: (212) 558-4000
Fax: (212) 558-3588
          (b) If to the Company:
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098-2639
Fax No.: (248) 312-6833
Attn: Paul Borja
          with a copy to (which copy alone shall not constitute notice):
Kutak Rock LLP
1101 Connecticut Avenue, N.W.
Suite 1000
Washington, DC 20036-4374
Fax No.: (202) 828-2488
Attn: Jeremy T. Johnson
     6.8 Entire Agreement, Etc. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement (i) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve Purchaser of its obligations hereunder and (ii) for those rights contained in Article IV (subject to applicable law).
     6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:
     (a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (b) the word “or” is not exclusive;
     (c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and
     (d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (e) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Ohio generally are authorized or required by law or other governmental action to close;
     (f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;
     (g) a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act; and
     (h) to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company.
     6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
     6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that (i) the provisions of Sections 4.5 shall inure to the benefit of the persons referred to in that Section, (ii) the provisions of Section 4.9 shall inure to the benefit of the

Covered Persons and (iii) the provisions of Sections 1.2(c)(1)(C), 3.1(a) and Section 3.2(b) shall inure to the benefit of MatlinPatterson, and in the case of clause (iii) MatlinPatterson shall be entitled to seek specific performance of the terms thereof, in addition to any other remedies to which it is entitled at law or equity; provided that, it is understood that the rights of MatlinPatterson pursuant to this Section 6.12 are not intended to create any obligation for MatlinPatterson under this Agreement nor make MatlinPatterson a party to this Agreement.
     6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.
     6.14 Certain Adjustments. If the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock and Convertible Preferred Stock to be purchased shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
     6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
     6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.
* * *

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

FLAGSTAR BANCORP, INC.

By:	/s/ Mark T. Hammond

Name:	Mark T. Hammond
Title:	President and Chief Executive Officer

MP THRIFT INVESTMENTS L.P.

By: MP (Thrift) Global Partners III LLC, its General Partner

/s/ Robert H. Weiss

Name: Title:	Robert H. Weiss General Counsel

Schedule A
List of Management Members
1.	Thomas J. Hammond

2.	Mark T. Hammond

3.	Paul D. Borja

4.	Kirstin A. Hammond

5.	Matthew I. Roslin

6.	Robert O. Rondeau
Schedule A-1

Schedule B

State or Other Jurisdiction of
Name of Subsidiary	Incorporation/Organization
Douglas Insurance Agency, Inc.	Michigan
Flagstar Bank, FSB	United States of America
Flagstar Commercial Corporation	Michigan
Flagstar Investment Group, Inc.	Michigan
Flagstar Reinsurance Company	Vermont
Flagstar Statutory Trust II	Connecticut
Flagstar Statutory Trust III	Delaware
Flagstar Statutory Trust IV	Delaware
Flagstar Statutory Trust V	Delaware
Flagstar Statutory Trust VI	Delaware
Flagstar Statutory Trust VII	Delaware
Flagstar Statutory Trust VIII	Delaware
Flagstar Statutory Trust IX	Delaware
Flagstar Statutory Trust X	Delaware
Flagstar Title Insurance Agency, Inc.	Michigan
Paperless Office Solutions, Inc.	Michigan
Schedule B-1

Schedule C
[Reserved]
Schedule C-1

Schedule D
List of Management Purchasers of Management Purchased Shares
1.	Thomas J. Hammond, who the Company represents is committed to invest $2 million.

2.	Mark T. Hammond, who the Company represents is committed to invest $2 million.

3.	Such other senior executives of the Company, who may invest, in the aggregate, an additional $1 million.
Schedule D-1

Schedule E
     The following is a summary Term Sheet of the material terms of the equity awards that will be applicable to certain senior executives of the Company, subject to (i) all requisite approvals of the Compensation Committee of the Company’s Board of Directors, and (ii) the occurrence of the Closing. Following the date hereof, the parties shall promptly and in good faith negotiate the definitive terms and documents on customary terms, including with respect to antidilution, and consistent with the terms below and reasonably acceptable to the parties.

PLAN	Equity for 14.5% of the total shares of Company common stock will be granted under the Company’s stockholder-approved Flagstar Bancorp, Inc. 2006 Equity Incentive Plan (as amended, the “Plan”). The executives to receive grants below have agreed to waive their current outstanding equity grants, with the exception of restricted stock grants that have been issued but not yet vested.

TYPE OF AWARDS	Stock options and restricted shares will be granted in three tranches.

The first tranch of awards will be time-vested stock options, which will be granted to the following executives at the Closing, as further described herein. The executives receiving the first tranch will be determined prior to Closing.

The second tranch of awards will be a performance-vested stock option pool, which will be granted subject to performance criteria and allocation, as further described herein.

The third tranch of awards will be restricted shares, which will be granted to the first tranch executives at the time the Purchaser disposes of a majority of the aggregate amount of Company shares that it acquired at the Closing (an “MP Sale”).

TIME VESTED STOCK OPTIONS TERMS	Time and Amount of Grants:
	•	The first tranch will be options to acquire shares of Company common stock equal to up to 3% of the total shares of Company common stock on the date of

Schedule E-1

grant (the “Time Vested Stock Options”). The Time Vested Stock Options will have a term that expires 10 years after the date of grant.

•	The allocation among the executives of the Time Vested Stock Options will be determined before Closing.

•	In the event that there is not a sufficient number of shares available for issuance under the Plan to allow for the award of the full 3% of the Time Vested Stock Options on the Closing, the proposed amendments to the Plan as part of the Stockholder Proposals will provide adequate availability to increase the amount of shares available for issuance under the Plan to accommodate the equity grants contemplated under this Term Sheet so that, promptly following the approval, the executives will receive an additional grant of Time Vested Stock Options equal to the remainder of the Time Vested Stock Option 3% grant that was not granted at the Closing.

Vesting:

•	The Time Vested Stock Options will vest and become exercisable as follows: (1) ratably over three years from the date of grant on each anniversary of grant, or (2) immediately on the date of an MP Sale. The vesting of the Time Vested Stock Options will be subject to and conditioned upon the continuous employment of the grantee through the relevant vesting date. If the grantee’s employment is terminated for any reason (other than as described below), all unvested Time Vested Stock Options will be forfeited upon such termination of employment.

•	In the event that a grantee is terminated by the Company without Cause or

Schedule E-2

resigns for Good Reason (each, as defined) prior to the vesting date, he or she will be automatically vested in any unvested Time Vested Stock Options on the date of such termination. The Time Vested Stock Options will have a post-termination exercise period equal to the shorter of (i) 1 year following the date of such termination or (ii) the remainder of the term of the option.

Exercise Price:

	•	The exercise price of the Time Vested Stock Options will be the greater of (i) the per share Purchase Price, or (ii) the fair market value of the Company’s common stock on the date of grant (“FMV”).

PERFORMANCE-VESTED STOCK OPTION POOL	Time and Amount of Grant:
	•	After the approval of the Stockholder Proposals concerning the amended Plan, the Company will allocate for options to acquire shares of Company common stock equal to 4.5% of the total shares of Company common stock on the date of grant (the “Performance Vested Stock Option Pool”). The Performance Vested Stock Option Pool will have a term that expires 10 years from the date of grant.

	•	The allocation among the executives, other members of management and employees of the Performance Vested Stock Option Pool will be established as of the relevant performance vesting dates as set forth in the grant documentation approved by the Compensation Committee of the Board. The allocation mechanics and the structure as options and/or restricted stock and/or SARs will be subject to further tax review and optimization.

Schedule E-3

Allocation/Vesting:

•	The Performance Vested Stock Option Pool will be allocated and will initially vest based upon the attainment of performance criteria to be established by the Compensation Committee. The subsequent vesting of allocated portions of the Performance Vested Stock Option Pool will also be subject to and conditioned upon the continuous employment of the applicable grantee(s), with ratable vesting of the allocated grants over the three years following the date(s) of allocation on each anniversary date. If an applicable grantee terminates employment for any reason (other than as set forth in his or her specific grant or employment contract), all unvested grants from the Performance Vested Stock Option Pool will be forfeited upon such termination of employment.

•	In the event of a Change of Control (as defined) of the Company, all performance criteria will be measured by the Compensation Committee as of the Change of Control date and vesting/allocations will be effected accordingly or, if determined by the Board, the Performance Vested Stock Option Pool will continue following such event with such modifications to performance criteria as the Compensation Committee deems appropriate to give effect to the transaction.

Exercise Price:

•	The “exercise price” of the Performance Vested Stock Option Pool grants will be the FMV at the initial allocation date for the pool.

Schedule E-4

RESTRICTED SHARE TERMS	TIME AND AMOUNT OF GRANT:
	•	At the time of an MP Sale, all executives who received the Time Vested Stock Options and who remain employed with the Company at the time of an MP Sale will receive a one-time grant of restricted shares under the Plan (the “Restricted Shares”).

	•	Only one grant of Restricted Shares will be granted to the executives under this program in the amount described below.

	•	The initial allocation of the Restricted Shares for issuance to the executives in connection with a MP Sale shall be as set forth below will be determined before Closing.

	•	The aggregate number of Restricted Shares subject to grant to the executives on the MP Sale will be such number of shares of Common Stock that equal the dollar value determined as follows:
(FMV per share of Company common stock determined in MP Sale – the per-share Purchase Price) x “n” shares of Company common stock.
“n” is determined as follows:
If and to the extent that the Purchaser’s return on the MP Sale (as measured by the sale price of Company common shares in the MP Sale compared to the per-share Purchase Price) is equal to the following multiples,1 then “n” shall be set as follows:

[1]	As a hypothetical example, if at the time of the MP Sale, the FMV per share of Company stock is $2, and the return to Purchaser on this MP Sale is a 2.0X return, the Executives as a group would receive a grant of restricted shares in aggregate value equal to $1 [$2 — $1] multiplied by 1.5% of the total shares

Schedule E-5

2.0X  = 1.5% of the total shares of Company common stock at the Closing
3.0X  = + 1.5% of the total shares of Company common stock at the Closing
4.0X = + 2.0% of the total shares of Company common stock at the Closing
5.0X = + 2.0% of the total shares of Company common stock at the Closing

Vesting:

•	The Restricted Shares will vest and the restrictions thereon will lapse based upon the percentage of interest in the Company that is sold by Purchaser in the MP Sale.

•	If the MP Sale results in Purchaser disposing of 100% of its interests in the Company, the Restricted Shares that are issued in connection with the MP Sale will fully vest in the executives on such date.

•	If the MP Sale results in Purchaser retaining any portion of its interest in the Company, the Restricted Shares of Company common stock at the Closing (i.e., the value as if such 1.5% of the Company common stock had a value of $1 per share).
As another hypothetical example, if at the time of the MP Sale, the FMV per share of Company is $5 per share, and the return to Purchaser on this MP Sale is a 5.0X return, the Executives as a group would receive a grant of restricted shares in aggregate value equal to $4 [$5 - $1] multiplied by 7.0% of the total shares of Company common stock at the Closing (i.e., the value as if such 7.0% of the Company common stock had a value of $4 per share).

Schedule E-6

that are issued will vest in the executives as follows: (i) the proportion of Restricted Shares equal to the actual percentage disposed of by Purchaser in the MP Sale will vest fully in the executives on such date, and (ii) the remaining Restricted Shares that are issued in connection with the MP Sale will vest ratably over the two years following the date of grant on each anniversary date, conditioned on the continued employment of the executive with the Company during such period, provided, however, that if a Change of Control occurs after the MP Sale, all unvested Restricted Shares that were issued in connection with the MP Sale shall vest on such date of the Change of Control.

•	In the event that an executive is terminated by the Company without Cause or leaves for Good Reason either prior to an MP Sale or after such an MP Sale but prior to the relevant vesting date, he or she will retain the rights to receive the Restricted Shares for up to one year from the date of such termination, and any Restricted Shares that were or are issued to an executive in connection with an MP Sale that would remain subject to two-year vesting will be fully vested.

Schedule E-7

Schedule F
MP (Thrift) LLC
MP (Thrift) Asset Management  LLC
MP (Thrift) Global Partners III LLC
MP (Thrift) Global Opportunities Partners (Special) III LP
MP (Thrift) Global Opportunities Investments III LP
Schedule F-1

Exhibit A
     Preferred Stock Certificate of Designations